Exhibit l.1

[Letterhead of Sutherland Asbill & Brennan LLP]

December 17, 2015

Medley Capital Corporation

375 Park Avenue, 33rd Floor

New York, NY 10152

Ladies and Gentlemen:

We have acted as counsel to Medley Capital Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form N-2, as amended (File No. 333-187324) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), previously declared effective by the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated January 30, 2015, which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the public offering of $70,762,825 in aggregate principal amount of the Company’s Notes (the “Notes”) as described in the Prospectus and a prospectus supplement dated December 14, 2015, 2014, (the “Prospectus Supplement”). All of the Notes are to be sold by the Company as described in the Registration Statement, the Prospectus and Prospectus Supplement.

The Notes will be issued pursuant to an indenture, dated February 7, 2012, entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a third supplemental indenture, substantially in the form filed as an exhibit to the Registration Statement, to be entered into between the Company and the Trustee (collectively, the “Indenture”).

As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

Medley Capital Corporation

December 17, 2015

(i)	the Certificate of Incorporation of the Company, certified as of the date of this opinion letter by an officer of the Company;

(ii)	the Bylaws of the Company, certified as of the date hereof by an officer of the

Company;

(iii)	a Certificate of Good Standing with respect to the Company issued by the Delaware Secretary of State as of a recent date; and

(iv)	resolutions of the Board of Directors of the Company and any committee thereof relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization, execution and delivery of the Indenture, certified as of the date of this opinion letter by an officer of the Company; and (c) the authorization, issuance and sale of the Notes;

(v)	The Underwriting Agreement, dated December 14, 2015, between the Company, MCC Advisors LLC and Keefe, Bruyette & Woods, Inc., as the representative of the underwriters named therein (the “Underwriters”), relating to the issuance and sale of the Notes (the “Underwriting Agreement”);

(vi)	the Indenture;

(vii)	the First Supplemental Indenture, dated March 21, 2012, between the Company and the Trustee; and

(viii)	the Second Supplemental Indenture, dated March 15, 2013, between the Company and the Trustee;

(ix)	the Third Supplemental Indenture, dated as of December 17, 2015, between the Company and the Trustee (the “Third Supplemental Indenture” and together with the Indenture, and the Indenture together with the Underwriting Agreement and the Notes, the “Transaction Documents”); and

(x)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.

With respect to such examination and our opinions expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification (i) the accuracy and completeness of all corporate records made available to us by the Company and (ii) that the Transaction Documents will be a valid and legally binding obligation of the parties thereto (other than the Company).

Medley Capital Corporation

December 17, 2015

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion), upon certificates and/or representations of officers and employees of the Company, upon such other certificates as we deemed appropriate, and upon such other data as we have deemed to be appropriate under the circumstances. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

This opinion letter is limited to the effect of the Delaware General Corporation Law of the State of Delaware as in effect on the date of this opinion letter and we express no opinion as to the applicability or effect of any other laws of such jurisdictions or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any federal or state securities or broker dealer laws or regulations thereunder relating to the offer, issuance and sale of the Notes. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

The opinion expressed below is subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) limitations imposed by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that, when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and legally binding obligations of the Company.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

Medley Capital Corporation

December 17, 2015

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s post-effective amendment No. 11 to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sutherland Asbill & Brennan LLP